CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Rio Narcea Gold Mines, Ltd.
Form 40-F

We consent to the incorporation by reference of our report dated March 4, 2005, relating to the consolidated balance sheets of Rio Narcea Gold Mines, Ltd. (the “Company”) as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2004, in this Annual Report on Form 40-F of the Company for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Toronto, Ontario, Canada

Ernst & Young LLP

March 4, 2005

Chartered Accountants